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                                                                 Exhibit 2



                         Garden State Newspapers, Inc.
                                Loop Central One
                       4888 Loop Central Drive, Suite 425
                             Houston, Texas  77081



                                             May 3, 1994



Mr. Stewart Bryan, III
Chairman of the Board of
     Directors and President
Media General, Inc.
333 East Grace Street
Richmond, VA  23219

Dear Stewart:

     This letter will serve as an amendment to the March 16, 1994 Letter Agreement (the "Letter Agreement") pursuant to which Affiliated Newspapers Investment Company will acquire all of the common and preferred stock of Garden State held by Media General.

     Except as expressly provided herein, all of the existing terms of the Letter Agreement will remain unchanged and will continue in full force and effect.

     1. Paragraph 6 of the Letter Agreement is amended in its entirety to read as follows:

     "ANI shall have (i) until May 12, 1994 to enter into a firm commitment underwriting agreement and price an offering of not less than $85,000,000 of ANI Securities and (ii) until May 19, 1994 to close the transactions contemplated by paragraphs 1 and 2. If (a) the offering has not been priced on or before May 12, 1994, or (b) the closing of the transactions contemplated by paragraphs 1 and 2 have not occurred on or before May 19, 1994 (unless the parties have mutually agreed in writing to extend such deadline), in each case, as of such respective deadline, this agreement, as amended, shall terminate, with all expenses related to the transactions described herein to be paid by ANI, GSN and Media General as set forth in this agreement, and all provisions of the GSN Shareholders' Agreement shall remain in full force and effect."

     Please confirm your acceptance of the terms of this amendment to the Letter Agreement by signing the attached facsimile of this letter and returning a signed copy of this letter by facsimile to me by May 3, 1994. If we do not receive your response by 5:00 p.m. on such date, we will assume that the Letter Agreement shall no longer be of any force or effect.






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                         Yours very truly,

                         AFFILIATED NEWSPAPERS INVESTMENT
                              COMPANY


                         By:  /s/ Joseph J. Lodovic
                              Joseph J. Lodovic, IV
                              Executive Vice President
                              Chief Financial Officer and Treasurer

                         GARDEN STATE NEWSPAPERS, INC.


                         By:  /s/ Joseph J. Lodovic
                              Joseph J. Lodovic, IV
                              Executive Vice President
                              Chief Financial Officer and Treasurer

AGREED AND ACCEPTED:

MEDIA GENERAL, INC.


By:  /s/ J. Stewart Bryan, III
     J. Stewart Bryan, III
     Chairman and President